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                                                                          (h)(7)

                                     FORM OF
                         SHAREHOLDER SERVICES AGREEMENT
                                       FOR
                                ING MUTUAL FUNDS

ING Funds Distributor, LLC (the "Distributor") serves as the principal underwriter to ING Mutual Funds (the "Trust"), a Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), in connection with the Class O shares of the Trust's separate series of shares (the "Funds") listed on the attached Schedule A. The Distributor appoints ShareBuilder Securities Corporation ("ShareBuilder") to provide shareholder services pursuant to this Shareholder Services Agreement (the "Agreement").

     1. In consideration of the provision of shareholder services and/or account maintenance services to direct or indirect beneficial owners of Class O Shares of the Funds ("Class O Shares"), the Distributor shall pay ShareBuilder a fee periodically. Attached to this Agreement as Schedule B is a list of certain types of services that are contemplated to be provided in accordance with this Agreement.

     2. The Trust has adopted a Shareholder Services Plan under Rule 12b-1 (the "Plan"), under which the Distributor may make distribution and/or shareholder services payments to services providers, such as ShareBuilder, under the Plan. In consideration of the services under this Agreement, the Distributor agrees to pay to ShareBuilder quarterly a service fee at an annual rate equal to twenty-five basis points (0.25%) of the average daily net asset value of the Class O Shares of each Fund. For purposes of computing the payments to ShareBuilder under this paragraph, the average daily net asset value of the Class O Shares each quarter shall be computed by totaling each Fund's holdings in Class O (Class O Share net asset value multiplied by total number of Class O Shares) on each business day during the quarter and dividing by the total number of business days during such period. The payment to ShareBuilder under this paragraph shall be calculated at the end of each quarter and will be paid to ShareBuilder within thirty (30) days thereafter.

     3. The Distributor shall pay ShareBuilder the total of the fees calculated for each Series for any period with respect to which such calculations are made within 45 days after the close of such period.

     4. The Distributor reserves the right to withhold payment with respect to Class O Shares purchased and redeemed or repurchased by the Trust within seven
(7) business days after the date of confirmation of such purchase.

     5. Neither ShareBuilder nor any of its employees or agents is authorized to make any representation concerning shares of the Trust except those contained in the then-current Prospectus or annual or semi-annual reports to shareholders for the Trust, and ShareBuilder shall have no authority to act as agent for the Trust outside the parameters of this Agreement.

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     6. The Agreement shall have an initial one year term commencing on the date of this Agreement. Thereafter, this Agreement shall automatically renew for successive annual periods; provided, however, that such continuance is subject to termination with respect to a Fund at any time without penalty if the Plan is terminated for that Fund in accordance with Rule 12b-1 under the 1940 Act. This Agreement also may be terminated by a party upon sixty (60) days' written notice to the other party.

     7. The Agreement may not be assigned to any person without the Distributor's written consent.

     8. ShareBuilder shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies.

     9. This Agreement and any Schedule to this Agreement may not be revised except by mutual written agreement between the parties and any material amendment to the Agreement must be approved by a vote of a majority of the Independent Trustees of the Trust. This Agreement may be revised only upon 60 days' written notice or upon such shorter notice as the parties may mutually agree.

     10. All communications to the Distributor shall be sent to:

          ING Funds Distributor, LLC
          7337 E. Doubletree Ranch Rd.
          Scottsdale, AZ 85258
          Attention:  Lauren Bensinger, Vice President

          Any notice to ShareBuilder shall be sent to:

          ShareBuilder Securities, Inc.
          [_______]

     11. This Agreement shall be construed in accordance with the laws of the State of Delaware provided that nothing in this Agreement shall be construed in a manner inconsistent with the 1940 Act or the rules or orders of the U.S. Securities and Exchange Commission under the 1940 Act, and shall be interpreted and construed to further and promote the operation of the Trust as an open-end investment company.

     12. This agreement may be executed in counterparts.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as
of the day of             , 2008.
              ------------

ING FUNDS DISTRIBUTOR, LLC              SHAREBUILDER SECURITIES CORPORATION


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                                   SCHEDULE A

ING Diversified International Fund

ING Global Bond Fund

ING Greater China Fund

ING Global Equity Dividend Fund

ING Global Real Estate Fund

ING Index Plus International Equity Fund

ING International SmallCap Multi-Manager Fund

                                   SCHEDULE B

                 TO THE SHAREHOLDER SERVICES AGREEMENT RELATING
                               TO ING FUNDS TRUST

     The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

     1. Teleservicing support in connection with existing investments in the Funds;

     2. Delivery and responding to inquiries respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Funds;

     3. The conveyance of information relating to shares purchased and redeemed and share balances to the Trust;

     4. Provision of support services including providing information about the Trust and its Funds and answering questions respecting the Trust and its Funds, including questions respecting shareholders' interest in one or more Funds;

     5. Services associated with inclusion of the Funds on the ShareBuilder Platform and maintenance of Orange Investment Accounts; and

     6.   Provision of other services as may be agreed to from time to time.